Exhibit 3.1 State of Delaware Secretary of State Division of Corporations Delivered 04:05 PM 01/27/2017 FILED 04:05 PM 01/27/2017 SR 20170501506 - File Number 258921 STATE OF DELAWARE CERTIFICATE OF CONVERSION FROM A DELAWARE CORPORATION TO A NON-DELAWARE ENTITY PURSUANT SECTION 266 OF THE GENERAL CORPORATION LAW 1.) The name of the Corporation is Ironclad Encryption Corporation. (If changed, the name under which it’s certificate of incorporation was originally filed was Butte Highlands Mining Company.) 2.) The date of filing of its original certificate of incorporation with the Secretary of State is May 3, 1929. 3.) The jurisdiction to which the corporation shall convert to is Nevada and the name under which the entity shall be known as is Ironclad Encryption Corporation. 4.) The conversion has been approved in accordance with this section; 5.) The corporation may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding. 6.) The address to which a copy of the process shall be mailed to by the Secretary of State is 777 S. Post Oak Lane, Suite 1700 Houston, TX 77056 In Witness Whereof, the undersigned have executed this Certificate of Conversion on this 26th day of January, A.D. 2017. By: Authorized Officer Name: JD McGraw, President Print or Type Name and Title